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                                                                 MKTG Services
                                                            Investor Relations
                                                                  917.339.7246


MKTG Signs Definitive Agreement Selling Northeast Operations to CBC Companies

New York, New York, December 2, 2002 - MKTG Services, Inc. (Nasdaq: MKTG), a leading relationship marketing company, today announced it has executed a definitive agreement for the sale of its Northeast Operations to privately held CBC Companies, Inc. for $11 million in cash plus the assumption of all directly related liabilities.

Jeremy Barbera, Chairman and CEO of MKTG Services, said: "Our direct marketing operations, based in New York, Philadelphia and Boston will be far more competitive as a privately held company and will benefit from the data, technology and financial resources of CBC Companies." As a result of this transaction, MKTG will be left with its historically profitable telemarketing and telefundraising operations in Los Angeles and adequate working capital to function as a going concern."

"We view this transaction as an important step in our strategy to increase shareholder value. The sale of these assets should also help the Company in maintaining the listing of its common stock on the NASDAQ Small-Cap Market." Mr. Barbera continued. The Company also hopes to achieve certain future operating synergies with CBC's existing and newly acquired business to help continue to grow it's remaining operations.

The closing, which is subject to receipt of certain third party consents and customary closing conditions, is expected to occur within 30 days. No assurance can be given that such transaction will be consummated or that such listing will be maintained.

About MKTG Services, Inc.

MKTG Services, Inc. (Nasdaq: MKTG) is a leading relationship marketing company focused on assisting corporations with customer acquisition and retention strategies and solutions. Its customized marketing capabilities combine comprehensive traditional marketing tactics with an aggressive integration of sophisticated new media applications. The Company's broad range of services include; database marketing, list management, list brokerage, direct mail processing, media planning/buying, publisher's representation, and telemarketing and telefundraising, as well as new media services which include online community marketing, broadcast services, interactive marketing, e-mail appending and sponsorship.

Operating in seven major cities in the United States, the Company provides strategic services to Fortune 1000 and other prominent organizations in key industries including: Entertainment, Publishing, Fundraising,
Business-to-Business, Education and Financial Services. General Electric Company has been the largest shareholder of the Company since 1997.

     The corporate headquarters is located at 333 Seventh Avenue, New York, NY 10001. Telephone: 917-339-7100. Additional information is available on the Company's website: http://www.mktgservices.com.

About CBC Companies

CBC Companies is a unique information services company and a national leader in the credit and information services industry. CBC, a privately held company founded in 1948 is a nationwide organization with over 75 business office locations and 1500 employees.





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The information contained in this news release, other than historical information, consists of forward-looking statements within the meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors, including general economic conditions, consumer spending levels, adverse weather conditions and other factors could cause actual results to differ materially from the Company's expectations.


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